Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Members
Global Fax LLC:
     We consent to the use of our report dated March 3, 2006, with respect to the consolidated balance sheet of Global Fax LLC as of December 31, 2005, and the related consolidated statements of income, members’ equity and comprehensive income, and cash flows for the year ended December 31, 2005, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Detroit, Michigan
September 22, 2006